Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 30, 2012, in the Registration Statement (Form S-1) and related Prospectus of Tonix Pharmaceuticals Holding Corp. for the registration of up to 17,808,334 shares of its common stock.

/s/ EISNERAMPER LLP

New York, New York

January 25, 2013